American Funds Global Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

April 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$457
Class B	$1
Class C	$11
Class F1	$29
Class F2	$23
Total	$521
Class 529-A	$9
Class 529-B	$0
Class 529-C	$1
Class 529-E	$0
Class 529-F1	$0
Class R-1	$0
Class R-2	$0
Class R-3	$1
Class R-4	$1
Class R-5	$9
Class R-6	$1
Total	$22

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0200
Class B	$0.0043
Class C	$0.0053
Class F1	$0.0222
Class F2	$0.0275
Class 529-A	$0.0179
Class 529-B	$0.0008
Class 529-C	$0.0064
Class 529-E	$0.0147
Class 529-F1	$0.0261
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0093
Class R-4	$0.0171
Class R-5	$0.0281
Class R-6	$0.0292

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	$44,310
Class B	$358
Class C	$4,784
Class F1	$2,711
Class F2	$1,359
Total	53,522
Class 529-A	$1,148
Class 529-B	$34
Class 529-C	$308
Class 529-E	$58
Class 529-F1	$24
Class R-1	$86
Class R-2	$156
Class R-3	$132
Class R-4	$133
Class R-5	$370
Class R-6	$44
Total	2,493

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.46
Class B	$26.43
Class C	$26.43
Class F1	$26.46
Class F2	$26.47
Class 529-A	$26.45
Class 529-B	$26.42
Class 529-C	$26.42
Class 529-E	$26.44
Class 529-F1	$26.46
Class R-1	$26.43
Class R-2	$26.43
Class R-3	$26.45
Class R-4	$26.46
Class R-5	$26.47
Class R-6	$26.47